Filed Pursuant To Rule 424(b)(5)

Registration No. 333-123294

PROSPECTUS SUPPLEMENT

(To prospectus dated March 31, 2005)

3,729,951 Shares

Common Stock

We are selling 3,729,951 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “TRI.” The last reported sale price of our common stock on the New York Stock Exchange on June 29, 2005 was $53.62 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

	Per Share	Total
Public offering price	$53.62	$199,999,973
Underwriting discount	$2.614	$9,750,092
Proceeds, before expenses, to us	$51.006	$190,249,881

The underwriters may also purchase up to an additional 559,492 shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about July 6, 2005.

Joint Book-Running Managers

Merrill Lynch & Co.

Citigroup

Banc of America Securities LLC

Joint Lead Managers

Goldman, Sachs & Co.	JPMorgan	Wachovia Securities

Co-Managers

Avondale Partners	Calyon Securities (USA) Inc.
Scotia Capital	SunTrust Robinson Humphrey

The date of this prospectus supplement is June 29, 2005.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with the specific details regarding this offering, including the price, the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides you with more general information, some of which does not apply to the offering of our common stock. To the extent information in this prospectus supplement is inconsistent with the accompanying prospectus or any of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Where You Can Find More Information.”

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SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference before making an investment decision. In this prospectus supplement and the accompanying prospectus, the terms “we,” “us,” “our,” “our company” and “Triad” refer to Triad Hospitals, Inc. and its subsidiaries, except where it is clear from the context that such term means only Triad Hospitals, Inc.

Our Company

We are one of the largest publicly owned hospital companies in the United States and provide health care services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our hospital facilities currently include 52 general acute care hospitals and 9 ambulatory surgery centers located in the states of Alabama, Alaska, Arizona, Arkansas, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Texas and West Virginia. Included among these facilities is one hospital operated through a 50/50 joint venture that is not consolidated for financial reporting purposes. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through our wholly-owned subsidiary, Quorum Health Resources, LLC, or QHR, we also provide management and consulting services to independent general acute care hospitals located throughout the United States.

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers that we operate. In addition, some of our general acute care hospitals have a limited number of licensed psychiatric beds and provide psychiatric skilled nursing services.

In addition to providing capital resources and general management, we make available a variety of management services to our health care facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management, internal audit, access to regional managed care networks, resource management, and strategic and business planning.

Our principal executive offices are located at 5800 Tennyson Parkway, Plano, Texas 75024, and our phone number is (214) 473-7000. Our corporate website address is http://www.triadhospitals.com. Information contained on our website is not part of this prospectus supplement.

The Offering

Issuer	Triad Hospitals, Inc.

Common stock offered by us	3,729,951 shares

Shares outstanding after the offering	85,436,122 shares(1)

Use of proceeds

We estimate that the net proceeds from this offering, assuming no exercise of the overallotment option, after deducting fees and expenses will be approximately $189.0 million. We intend to use the net proceeds for general corporate purposes, including capital expenditures for development of new facilities, potential acquisitions of new facilities and expansion of our existing facilities and services; working capital; and repayment of indebtedness. See “Use of Proceeds.”

Risk Factors

See “Risk Factors” beginning on page S-4 of this prospectus supplement and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange Symbol	TRI

(1)	The number of shares outstanding after the offering excludes 14,308,901 shares reserved for issuance under our stock option plans, of which options to purchase 8,618,034 shares at a weighted average option price of $32.79 have been issued. This number assumes that the underwriters’ overallotment option is not exercised. If the overallotment option is exercised in full, we will issue and sell an additional 559,492 shares. For a more complete description of our common stock, see “Description of Common Stock” in the accompanying prospectus.

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FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus supplement may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “should,” “plan,” “hope” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and our future financial condition and results. These factors include, but are not limited to:

•	the highly competitive nature of the health care business;

•	the efforts of insurers and other payers, health care providers and others to contain health care costs;

•	possible changes in the Medicare, Medicaid and other government programs that may further limit reimbursements to health care providers;

•	changes in Federal, state or local regulations affecting the health care industry;

•	the possible enactment of Federal or state health care reform;

•	our ability to attract and retain qualified management and personnel, including physicians and nurses;

•	the departure of key executive officers from Triad;

•	claims and legal actions relating to professional liabilities and other matters;

•	fluctuations in the market value of our common stock;

•	changes in accounting standards;

•	changes in general economic conditions or geopolitical events;

•	future acquisitions, joint venture developments or divestitures which may result in additional charges;

•	our ability to enter into managed care provider arrangements on acceptable terms;

•	the availability and terms of capital to fund the expansion of our business;

•	changes in business strategy or development plans;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	potential adverse impact of known and unknown government investigations;

•	timeliness of reimbursement payments received under government programs; and

•	other risk factors described herein.

As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement. We do not undertake any obligation to update publicly or revise any forward-looking statements.

RISK FACTORS

You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Risks Relating to Our Company

Our substantial leverage could have a significant effect on our operations.

We are a highly leveraged company. As of March 31, 2005, our consolidated long-term debt equaled approximately $1.65 billion. As of March 31, 2005, we also were able to draw upon a revolving line of credit in an aggregate principal amount of up to $400.0 million, and, as of such date, there were no amounts outstanding thereunder. There were $21.8 million of letters of credit issued as of March 31, 2005 that reduced amounts available under the line of credit. In June 2005, we entered into an amended and restated credit agreement, which replaced our existing credit facility. The new credit agreement provides for senior secured credit facilities aggregating up to $1.1 billion, consisting of a six year $500 million Term Loan A facility and a six year $600 million revolving credit facility. No amounts are currently outstanding under the revolving credit facility. We will record a pre-tax charge of approximately $8.4 million in the second quarter of 2005 related to this refinancing. We also have the ability to incur significant amounts of additional debt, subject to the conditions imposed by the terms of our credit facility and the indentures governing our outstanding debt securities.

Although we believe that our future operating cash flow, together with available financing arrangements, will be sufficient to fund our operating requirements, our leverage and debt service obligations could have important consequences to you, including the following:

•	The terms of our existing debt obligations contain, and the terms of any future debt obligations may contain, numerous financial and other restrictive covenants, which, among other things, restrict our ability to pay dividends, incur additional debt and sell assets. If we do not comply with these obligations, it may cause an event of default, which, if not cured or waived, could require us to repay the indebtedness immediately.

•	We may be more vulnerable in the event of downturns in our businesses, in our industries, in the economy generally or if the government implements further limitations on reimbursement under Medicare and Medicaid.

•	We may have difficulty obtaining additional financing at favorable interest rates to meet our requirements for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

•	We may be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which could reduce the amount of funds available for operations.

•	Any borrowings we may make at variable interest rates leave us vulnerable to increases in interest rates generally.

A significant portion of our revenues is dependent on Medicare and Medicaid payments, and reductions in Medicare or Medicaid payments or the implementation of other measures to reduce reimbursements may reduce our revenues.

A significant portion of our revenues is derived from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. We derived approximately 36.1% and 35.8% of our revenues from the Medicare and Medicaid programs for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.

In recent years, legislative changes have resulted in limitations on, and, in some cases, reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs. Other legislative changes have altered the method and amounts of payment for various services under the Medicare and Medicaid programs. In addition, the Fiscal Year 2006 Budget, which Congress recently approved, contemplates, among other things, an approximately $10 billion reduction in Medicaid spending over five years. Moreover, as a result of budgetary constraints, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states’ Medicaid systems.

We believe that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under Medicare or Medicaid. Future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs may have a material adverse effect on our business, financial condition, results of operations or prospects.

Our revenue and profitability may be constrained by future cost containment initiatives undertaken by purchasers of healthcare services.

The competitive position of our hospitals is also affected by the increasing number of initiatives undertaken during the past several years by major purchasers of healthcare, including Federal and state governments, insurance companies and employers, to revise payment methodologies and monitor healthcare expenditures in order to contain healthcare costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of our admissions, which may result in reduced hospital revenue growth. In addition, private payers increasingly are attempting to control healthcare costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs such as health maintenance organizations and preferred provider organizations. An increasing number of managed care organizations have experienced financial difficulties in recent years, in some cases resulting in bankruptcy or insolvency. Managed care organizations with whom we do business may encounter similar difficulties in paying claims in the future. We believe that reductions in the payments that we receive for our services, coupled with the increased percentage of patient admissions from organizations offering prepaid and discounted medical services and difficulty in collecting receivables from managed care organizations, could reduce our overall revenues and profitability.

We conduct business in a heavily regulated industry; changes in or violations of regulations may result in increased costs or sanctions that could reduce our revenue and profitability.

The healthcare industry is subject to extensive Federal, state and local laws and regulations relating to:

•	licensure and certificate of need requirements;

•	conduct of operations;

•	ownership of facilities;

•	addition of facilities and services;

•	financial relationships with physicians and other referral sources;

•	confidentiality, maintenance and security issues associated with medical records;

•	billing for services; and

•	prices for services.

These laws and regulations are extremely complex and subject to interpretation. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In certain public statements, governmental authorities have taken positions on issues for which little official interpretation was previously available. Some of these positions appear to be inconsistent with common practices within the industry but have not previously been challenged.

We have a variety of financial relationships with physicians who refer patients to our hospitals. We have contracts with physicians providing services under a variety of financial arrangements such as employment contracts, leases and professional service agreements. We also provide financial incentives, including loans and minimum revenue guarantees, to recruit physicians into the communities served by our hospitals. Several of the freestanding surgery centers affiliated with us have physician investors. In several of our locations, physicians have acquired ownership interests in hospitals and other healthcare providers in which we own a majority interest. Some of our arrangements with our physicians do not expressly meet the requirements for safe harbor protection.

A determination that we have violated any of these laws could subject us to liability including:

•	criminal penalties;

•	civil sanctions, including civil monetary penalties; and

•	exclusion from participation in government programs such as Medicare and Medicaid or other Federal healthcare programs.

Consequently, a determination that we have violated these laws, or even a public announcement that we are being investigated for possible violations of these laws, could have a material adverse effect on our business, financial condition, results of operations or prospects and our business reputation could suffer significantly.

We have experienced deterioration in the collectibility of our uninsured accounts receivable, resulting in an increase in our allowance for doubtful accounts, and we may continue to experience such deterioration in the future.

We record our accounts receivable at the estimated net realizable amount, and maintain allowances for doubtful accounts for estimated losses resulting from payers’ inability to make payments on accounts. We analyze the ultimate collectibility of our accounts receivable after one year, using a regression analysis of the historical net write-offs to determine the amount of those accounts receivable that were ultimately not collected. The results of this analysis are then applied to the current accounts receivable to determine the allowance necessary for that period. This process is augmented by other analytical methods such as changes in the level of uninsured receivables, accounts receivable days, cash collections and accounts receivable agings. Our operating results for the year ended December 31, 2003 reflected a $63.9 million pre-tax increase in our allowance for doubtful accounts. This increase reflected growth in our uninsured receivables and deterioration in the collectibility of those uninsured receivables. We believe that the growth and deterioration in uninsured receivables resulted from weak economic conditions and rising health care costs and we may have greater amounts of uninsured receivables in the future. If the collectibility of our uninsured receivables deteriorates, further increases in our allowance for doubtful accounts may be required, which could materially adversely impact our operating results and financial condition.

Our new self-pay discount program could reduce our profitability.

We recently implemented a new self-pay discount program offering discounts to uninsured patients based on personal financial criteria and means testing. This program reduced revenues by approximately $10.8 million in the fourth quarter of 2004 and $20.7 million in the first quarter of 2005 with a similar reduction to the provision for doubtful accounts in both periods. In the second quarter of 2005, we implemented an additional component to this program offering a discount to all uninsured patients based on the lowest managed care discount at each hospital. Although we do not anticipate that this program will have a significant impact on our earnings per share, we have not yet had sufficient experience with this program to assess its ongoing impact on our results of operations. If our provision for doubtful accounts does not continue to decrease in an amount similar to the reduction in our revenue from the self-pay discount program, our profitability could decline.

Our future success depends on our ability to maintain good relationships with the physicians at our hospitals.

Because physicians generally direct the majority of hospital admissions, our success has been, in part, dependent upon the number and quality of physicians on our hospitals’ medical staffs, the admissions practices of the physicians at our hospitals and our ability to maintain good relations with our physicians. Physicians are generally not employees of the hospitals at which they practice and, in many of the markets that we serve, most physicians have admitting privileges at other hospitals in addition to our hospitals. If we are unable to successfully maintain good relationships with physicians, our hospitals’ admissions may decrease and our operating performance may decline.

Our revenues are heavily concentrated in Texas, Indiana, Alabama and Arkansas, which makes us particularly sensitive to economic and other changes in these states.

For the year ended December 31, 2004, our:

•	Texas facilities generated approximately 18.1% of revenues, 13.7% of EBITDA and 8.1% of income from continuing operations before income tax provision;

•	Indiana facilities generated approximately 14.9% of revenues, 32.3% of EBITDA and 57.8% of income from continuing operations before income tax provision;

•	Alabama facilities generated approximately 10.7% of revenues, 12.6% of EBITDA and 12.5% of income from continuing operations before income tax provision; and

•	Arkansas facilities generated approximately 11.6% of revenues, 5.5% of EBITDA and (1.1)% of income from continuing operations before income tax provision.

Accordingly, any change in the current demographic, economic, competitive or regulatory conditions in Texas, Indiana, Alabama or Arkansas could have a material adverse effect on our business, financial condition, results of operations or prospects.

We depend heavily on our senior and local management personnel, and the loss of the services of one or more of our key senior management personnel or key local management personnel could weaken our management team and our ability to deliver healthcare services efficiently.

We are dependent upon the services and management experience of James D. Shelton and other of our executive officers. If Mr. Shelton or any of our other executive officers were to resign their positions or otherwise be unable to serve, our management could be weakened and our operating results could be adversely affected. In addition, our success depends on our ability to attract and retain local managers at our hospitals and related facilities, the ability of our officers and key employees to manage growth successfully and our ability to attract and retain skilled employees. If we are unable to attract and retain local management, our operating performance could decline.

Our success depends on our ability to attract and retain qualified healthcare professionals, and a shortage of qualified healthcare professionals in certain markets could weaken our ability to deliver healthcare services efficiently.

In addition to the physicians and management personnel whom we employ, our operations are dependent on the efforts, ability and experience of our other healthcare professionals, such as nurses, pharmacists and lab technicians. Nurses, pharmacists, lab technicians and other healthcare professionals are generally employees of our company. Our future success will be influenced by our ability to attract and retain these skilled employees. A shortage of healthcare professionals in certain markets, the loss of some or all of our key employees, or the inability to attract and retain sufficient numbers of qualified healthcare professionals could cause our operating performance to decline.

We rely on the information systems provided to us by HCA Inc. and our operations could suffer if our access to these systems is interrupted.

Since our spin-off from HCA, HCA continues to provide various information systems support services to us on a contractual basis. Our business depends significantly on effective information systems to process clinical and financial information. Under a contract with a term that expires in May 2008, HCA’s wholly-owned subsidiary, Columbia Information Services, Inc., provides financial, clinical, patient accounting and network information services to us. The contract can be terminated prior to May 2008 in the event of bankruptcy or if either party fails to cure a breach within a specified notice period. If our access to these systems is limited or we fail to develop independent systems in the future, our operations could suffer. Moreover, as new information systems are developed, we must integrate them into our existing system. Our inability to successfully integrate new information systems could cause our operations to suffer.

We face intense competition from other hospitals and healthcare providers, which may result in a decline in our revenues, profitability and market share.

The healthcare business is highly competitive and competition among hospitals and other healthcare providers for patients has intensified in recent years. In some cases, competing hospitals are more established than our hospitals. Certain of these competing facilities, particularly in urban markets, offer services, including extensive medical research and medical education programs, which are not offered by our facilities. Some of the hospitals that compete with ours are owned or operated by tax-supported governmental bodies or by private not-for-profit entities supported by endowments and charitable contributions, which can finance capital expenditures on a tax-exempt basis and are exempt from sales, property and income taxes. In some of these markets, we also face competition from other providers such as outpatient surgery, orthopedic, oncology and diagnostic centers.

Although some of our hospitals operate in geographic areas where they are currently the sole provider of general acute care hospital services in their communities, these hospitals also face competition from other hospitals, including larger tertiary care centers. Despite the fact that these competing hospitals may be as far as 30 to 50 miles away, patients in these markets increasingly may migrate to these competing facilities as a result of local physician referrals, managed care plan incentives or personal choice.

Our healthcare consulting business competes in a fragmented industry for the small percentage of hospitals managed by hospital management companies. Competitors include large, national firms such as the national accounting firms, specialized healthcare firms, and numerous independent practitioners. Furthermore, some hospitals choose to obtain management services from the many large, tertiary care facilities that create referral networks with smaller surrounding hospitals. As a result, hospitals have various alternatives to the management services currently offered by us.

The intense competition we face from other healthcare providers and other firms may result in a decline in our revenues, profitability and market share.

We may have difficulty in implementing our business strategy of growth through acquisitions and joint ventures and we may have difficulty effectively integrating future acquisitions and joint ventures into our ongoing operations. We also may have difficulty acquiring hospitals from not-for-profit entities due to increased regulatory scrutiny.

One element of our business strategy is expansion through the acquisition of acute care hospitals or the formation of joint ventures in selected markets. The competition to acquire hospitals and form joint ventures in the markets that we target is significant, and we may not be able to consummate suitable transactions on terms favorable to us if other healthcare companies, including those with greater financial resources than ours, are competing for the same target businesses. In order to consummate future acquisitions or joint ventures, we may be required to incur or assume additional indebtedness. We may not be able to obtain financing, if necessary, for any acquisitions or joint ventures that we might make or we may be required to borrow at higher rates and on less favorable terms. Additionally, we may not be able to effectively integrate the facilities that we acquire with our ongoing operations.

Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we have policies to conform the practices of acquired facilities to our standards, and generally will seek indemnification from prospective sellers covering these matters, we may become liable for past activities of acquired businesses.

Many states have enacted or are considering enacting laws affecting sales, leases or other transactions in which control of not-for-profit hospitals is acquired by for-profit entities. These laws, in general, include provisions relating to state attorney general approval, advance notification and community involvement. In addition, state attorneys general in states without specific legislation governing these transactions may exercise authority based upon charitable trust and other existing law. The increased legal and regulatory review of these transactions involving the change of control of not-for-profit entities may increase the costs required, or limit our ability, to acquire not-for-profit hospitals and may affect our ability to exercise existing purchase options for hospitals under hospital lease arrangements.

We may be subject to liabilities because of litigation and investigations that could have a material adverse effect on our operations.

As a company in the health care industry, we are subject to the increased use of the qui tam, or whistleblower, provisions of the Federal False Claims Act. These provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the Federal government, such as when an entity knowingly submits a false claim for reimbursement to the Federal government. An entity found liable under the False Claims Act may be required to pay up to three times the actual damages sustained by the government, plus certain civil penalties. A number of states have adopted their own false claims provisions and whistleblower provisions.

As a result of its ongoing discussions with the government prior to our merger with it, Quorum Health Group, Inc., or Quorum, learned of two qui tam complaints against it alleging violations of the False Claims Act for claims allegedly submitted to the government involving two managed hospitals. Quorum accrued the estimated liability for these items prior to the merger and the matters remain under seal. The government requested that Quorum conduct a self audit with respect to one Medicare cost report for one managed hospital and three other specific issues. The government has stated that it intends to investigate certain other allegations.

On September 9, 2003, we were served with a qui tam complaint alleging, among other things, the submission of false claims for reimbursement and improper allocation of costs at a hospital in Mississippi managed by our subsidiary, QHR, which is named as an additional defendant. The Federal government has apparently elected not to intervene in the case and the complaint was unsealed. We are vigorously defending this matter and have filed a motion to dismiss, which is pending before the court. While we believe that we have no liability for the claims alleged in this complaint, discovery has not been completed and at this time we cannot predict the final effect or outcome of the complaint.

On May 18, 2004, we were served with a qui tam complaint alleging, among other things, the submission of false claims for reimbursement at two hospitals in Georgia formerly managed by QHR. On April 26, 2005, we received a copy of a qui tam complaint alleging, among other things, the submission of false claims for reimbursement at a hospital in Pennsylvania managed by QHR. The Federal government has elected not to intervene in these cases and the complaints were recently unsealed. While we are vigorously defending these matters, we are not yet able to form a view as to any probable liability for any of the claims alleged in the complaints.

Neither our merger agreement with Quorum nor the distribution agreement entered into with HCA in connection with our spin-off will provide indemnification to us in respect of the Quorum litigation and investigations described above. If we incur material liabilities as a result of other qui tam litigation or governmental investigation, these matters could have a material adverse effect on our business, financial condition, results of operations or prospects.

At this time we cannot predict the final effect or outcome of the ongoing investigations or qui tam actions. If violations of Federal or state laws relating to Medicare, Medicaid or other government programs are found, then we may be required to pay substantial fines and civil and criminal damages and also may be excluded from participation in the Medicare and Medicaid programs and other government programs. Similarly, the amount of damages sought in the qui tam actions or in the future may be substantial. We could be subject to substantial costs resulting from defending, or from an adverse outcome in, any current or future investigations, administrative proceedings or litigation. In an effort to resolve one or more of these matters, we may choose to negotiate a settlement. Amounts paid to settle any of these matters may be material. Agreements entered into as a part of any settlement could also materially adversely affect us. Any current or future investigations or actions could have a material adverse effect on our results of operations or financial position.

We from time to time may be the subject of additional investigations or a party to additional litigation that alleges violations of law. We may not know about those investigations, or about qui tam actions filed against us, unless and to the extent such matters are unsealed. If any of those matters were successfully asserted against us, there could be a material adverse effect on our business, financial position, results of operations or prospects.

If we fail to comply with our corporate integrity agreement, we could be required to pay significant monetary penalties.

On November 1, 2001, we entered into a five-year corporate integrity agreement with the Office of the Inspector General of the United States Department of Health and Human Services and agreed to maintain our compliance program in accordance with the corporate integrity agreement. This obligation could result in greater scrutiny by regulatory authorities. Violations of the corporate integrity agreement could subject our hospitals to substantial monetary penalties. Complying with the corporate integrity agreement may impose expensive and burdensome requirements on certain operations, which could have a material adverse impact on us.

We may be subject to liabilities because of claims arising from our hospital management activities.

We may be subject to liabilities from the activities or omissions of the employees of hospitals we manage or our employees in connection with the management of such hospitals. Recently, we and other hospital management companies have been subject to complaints alleging that these companies violated laws on behalf of hospitals they managed. In some cases, plaintiffs brought actions against the management company instead of, or in addition to, their individually managed hospital clients for these violations. Our hospital management contracts generally require the hospitals we manage to indemnify us against certain claims and maintain specified amounts of insurance. However, our managed hospitals or other third parties may not indemnify us against losses we incur arising out of the activities or omissions of the employees of the hospitals we manage. If we are held liable for amounts exceeding the limits of insurance coverage or for claims outside the scope of that coverage or any indemnity, or if any indemnity agreement is determined to be unenforceable, then any such liability could adversely affect our business, results of operations and financial condition.

We may be subject to general liabilities or liabilities because of claims brought against our owned and leased hospitals, we are experiencing rising malpractice insurance premiums, and our insurance carriers could become insolvent.

In recent years, plaintiffs have brought actions against hospitals and other healthcare providers, alleging malpractice, product liability or other legal theories. Many of these actions involved large claims and significant defense costs. We maintain professional malpractice liability and general liability insurance coverage, subject to certain deductibles, to cover claims arising out of the operations of our owned and leased hospitals. Some of the claims, however, could exceed the scope of the coverage in effect or coverage of particular claims could be denied. While our professional and other liability insurance has been adequate in the past to provide for liability claims, such insurance may not be available for us to maintain adequate levels of insurance. Moreover, healthcare providers in our industry have experienced significant increases in the premiums for malpractice insurance, and such costs may rise in the future. Malpractice insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable deductible amounts. In addition, because of the significant increase in medical malpractice insurance premiums in certain states, we may encounter difficulty recruiting and retaining physicians or continuing to provide certain services at our hospitals. In addition, one or more of our insurance carriers may become insolvent and unable to fulfill its obligation to defend, pay or reimburse us when that obligation becomes due.

In addition, we self-insure portions of our workers compensation, health insurance, and general and professional liability insurance coverage and maintain excess loss policies. The liabilities estimated for these self-insured portions are based on actuarially determined estimates which are determined based on a number of factors including amount and timing of historical payments, severity of individual cases, anticipated volume of services provided and discount rates for future cash flows. The amounts of any ultimate actual payments for workers compensation and general and professional liability risks may not become known for several years after incurrence. Moreover, any factors changing the underlying data used in determining these estimates would result in revisions to the liabilities which could result in a decrease in income.

We could incur substantial liability if our spin-off from HCA was found to be taxable.

On March 30, 1999, HCA received a private letter ruling from the Internal Revenue Service, or IRS, concerning the United States Federal income tax consequences of the spin-off of our company and LifePoint Hospitals, Inc. by HCA and the restructuring transactions that preceded the spin-off. The private letter ruling provided that the spin-off generally was tax-free to HCA and HCA’s stockholders, except for any cash received instead of fractional shares. The IRS has issued additional private letter rulings that supplement its March 30, 1999 ruling, including supplemental rulings stating that the Quorum merger and certain other transactions occurring subsequent to the spin-off do not adversely affect the private letter rulings previously issued by the IRS. The March 30, 1999 ruling and the supplemental rulings are based upon the accuracy of representations as to numerous factual matters and as to certain intentions of HCA, our company and LifePoint. The inaccuracy of any of those representations could cause the IRS to revoke all or part of any of the rulings retroactively.

If the spin-off were to fail to qualify for tax-free treatment, then, in general, additional corporate tax, which would be substantial, would be payable by the consolidated group of which HCA is the common parent. Each member of HCA’s consolidated group at the time of the spin-off, including our company, would be jointly and severally liable for this tax liability. In addition, we entered into a tax sharing and indemnification agreement with HCA and LifePoint, which prohibits us from taking actions that could jeopardize the tax treatment of either the spin-off or the restructuring transactions that preceded the spin-off, and requires us to indemnify HCA and LifePoint for any taxes or other losses that result from our actions, which amounts could be substantial. If we are required to make any indemnity payments or otherwise are liable for additional taxes relating to the spin-off, our results of operations could be materially adversely affected.

Risks Relating to This Offering

Our common stock price may be volatile.

The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our common stock price may fluctuate in response to a number of events and factors, including:

•	actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors’ expectations;

•	future announcements concerning our business;

•	changes in financial estimates and recommendations by securities analysts;

•	actions of our competitors and changes in the market valuations, strategies and capabilities of our competitors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in government regulation and other changes and developments affecting the health care industry; and

•	general economic, market and political conditions, including war or acts of terrorism.

Shares eligible for future sale may harm our common stock price.

Sales of substantial numbers of additional shares of our common stock, including sales of shares in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us because investors could purchase shares in the public market instead of directly from us. Furthermore, certain of our executive officers have entered into written trading plans designed to comply with Rule 10b5-1 of the Exchange Act under which they have been selling shares of our common stock in the public market, which sales could have an adverse effect on our stock price.

Provisions in our charter documents and Delaware law could make it more difficult to acquire our company.

Our charter contains provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our charter divides our board of directors into three classes of directors, with the term of each class expiring in a different year. Our charter also limits stockholder action to annual or special meetings of stockholders, prohibits stockholder action by written consent in lieu of a meeting and provides that special meetings of stockholders can be called only by the Chairman of the Board or the Chief Executive Officer, either at their discretion or at the written request of a majority of the board of directors. In addition, our charter contains a “fair price” provision that may discourage or prevent certain proposed business combinations with a related party, which requires approval by holders of not less than 85% of the voting power of all of the outstanding shares of voting stock held by stockholders other than the related person, unless fair price and procedural requirements are met or unless the business combination is approved by the affirmative vote of at least 66 2/3% of the continuing directors who are not affiliated with the related party. See “Description of Common Stock—Certain Anti-Takeover Provisions” in the accompanying prospectus for other provisions in our charter that could make it more difficult for a third party to acquire us.

Our charter also authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares, making a takeover of our company more difficult and expensive. In addition, we have adopted a stockholders’ rights plan, commonly known as a “poison pill,” which could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirors, even if doing so would be beneficial to our stockholders. This may have a harmful effect on prevailing market prices for our common stock. See “Description of Common Stock—Preferred Stock Purchase Rights” in the accompanying prospectus.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder. See “Description of Common Stock—Certain Anti-Takeover Provisions—Business Combinations” in the accompanying prospectus.

We do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate paying dividends on our common stock in the foreseeable future. Any payment of dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of certain covenants in our debt agreements limit the amount of dividends we are able to pay on our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting commission and estimated offering expenses payable by us, will be approximately $189.0 million (or approximately $217.5 million if the underwriters’ overallotment option is exercised in full). We intend to use the net proceeds from the sale of the shares offered by this prospectus supplement for general corporate purposes, including: capital expenditures for development of new facilities (including replacement facilities in connection with proposed joint ventures), as well as for potential acquisitions of new facilities; capital expenditures for expansion of our existing facilities and services, which may include adding beds, adding operating rooms and/or introducing specialty services; working capital; and repayment of indebtedness. Pending the use of these net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities, other cash equivalents or, on a short-term basis, with financial institutions rated investment-grade.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005 and as adjusted to give effect to the June 2005 refinancing of our bank credit facility and the sale of common stock offered hereby, as if these events had occurred on March 31, 2005. This table should be read together with our historical financial statements and the related notes incorporated by reference in this prospectus supplement.

	Historical	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$125.4	$365.2

Long-term debt, including amounts due in one year:
Term Loan A	38.4	—
Term Loan B	404.2	—
New Term Loan A	—	500.0
Revolver (a)	—	—
New Revolver (b)	—	—
7% Senior Notes due 2012	600.0	600.0
7% Senior Subordinated Notes due 2013	600.0	600.0
Other debt	3.7	3.7

Total long-term debt, including amounts due in one year	1,646.3	1,703.7

Stockholders’ Equity:
Common stock	0.8	0.8
Additional paid-in capital	2,054.8	2,243.8
Unearned ESOP compensation	(12.9)	(12.9)
Accumulated other comprehensive loss	(1.5)	(1.5)
Accumulated earnings	447.4	441.8

Total stockholders’ equity	2,488.6	2,672.0

Total capitalization	$4,134.9	$4,375.7

(a)	$378.2 million available for borrowing as of March 31, 2005; $21.8 million letters of credit outstanding. In April 2005, we borrowed $20 million from our revolving line of credit, which we repaid in May 2005.
(b)	As adjusted, $578.2 million available for borrowing; $21.8 million letters of credit outstanding.

SELECTED HISTORICAL FINANCIAL INFORMATION

We derived our selected historical financial information for the years ended and as of December 31, 2000, 2001, 2002, 2003 and 2004 presented below from our audited financial statements, of which the statements of operations and cash flows for 2002, 2003 and 2004 and the balance sheets for 2003 and 2004 are incorporated by reference in this prospectus supplement. We derived our selected historical financial information for the three months ended and as of March 31, 2004 and 2005 presented below from our unaudited financial statements, which are incorporated by reference in this prospectus supplement.

The following selected historical financial information should be read in conjunction with the historical consolidated financial statements and related notes incorporated by reference in this prospectus supplement from the annual reports, quarterly reports and other information that we have filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain copies of information we have filed with the SEC. Historical results are not necessarily indicative of the results to be expected in the future. Prior years’ selected financial data has been restated to reflect discontinued operations.

	As of and for the Years Ended December 31,					As of and for the Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
	(dollars in millions, except per share and statistical data)
Summary of Operations:
Revenues	$1,042.4	$2,462.2	$3,321.4	$3,734.4	$4,450.2	$1,105.8	$1,212.2
Income (loss) from continuing operations(a)	(0.5)	21.3	138.1	104.5	138.0	48.8	65.2
Net income(b)	4.4	2.8	141.5	95.2	191.0	97.8	66.2
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.02)	$0.37	$1.93	$1.42	$1.84	$0.66	$0.84
Net income	$0.14	$0.04	$1.97	$1.29	$2.54	$1.31	$0.85
Shares used in computing basic earnings (loss) per share (in millions)	31.7	57.7	71.7	73.5	75.2	74.4	77.9
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.02)	$0.35	$1.84	$1.38	$1.80	$0.64	$0.82
Net income	$0.14	$0.05	$1.89	$1.26	$2.49	$1.29	$0.83
Shares used in computing diluted earnings (loss) per share (in millions)	31.7	61.1	75.0	75.4	76.6	75.7	79.4

Financial Position:
Assets	$1,400.5	$4,165.3	$4,381.6	$4,735.4	$4,981.4	$4,851.7	$5,150.9
Long-term debt, including amounts due within one year	586.3	1,770.2	1,689.2	1,758.1	1,667.0	1,724.9	1,646.3
Working capital	391.1	547.4	555.7	512.5	511.6	547.0	591.3
Capital expenditures	94.4	200.6	296.6	281.1	436.0	103.9	100.3
Stockholders’ equity	573.7	1,731.5	1,954.5	2,076.3	2,343.3	2,184.2	2,488.6

Operating Data:
Cash flows provided by operating activities	$71.6	$318.3	$358.2	$363.7	$358.0	$56.4	$126.4
Cash flows provided by (used in) investing activities	$(171.4)	$(1,453.1)	$(261.8)	$(436.5)	$(209.9)	$52.8	$(95.6)
Cash flows provided by (used in) financing activities	$35.6	$1,144.4	$(44.5)	$19.6	$(105.8)	$(32.0)	$37.8
Number of hospitals at end of period(c)	22	40	42	49	51	49	52
Number of licensed beds at end of period(d)	3,001	7,014	7,271	7,986	8,071	7,988	8,208
Weighted average licensed beds(e)	3,081	5,823	7,128	7,392	8,037	8,031	8,208
Number of available beds at end of period(f)	2,641	6,252	6,596	7,147	7,230	7,139	7,336
Admissions(g)	107,297	212,842	263,917	277,229	312,494	80,648	83,965
Adjusted admissions(h)	187,633	365,725	454,258	478,531	542,453	137,031	142,489
Average length of stay (days)(i)	4.3	4.8	4.9	4.9	4.7	4.8	4.7
Average daily census(j)	1,259	2,789	3,523	3,705	3,983	4,214	4,396
Occupancy rate(k)	48%	49%	51%	55%	56%	59%	60%

Other Data:
EBITDA (l)	$127.2	$344.3	$517.0	$509.7	$596.8	$156.2	$183.3

(footnotes on following page)

(a)	Includes charges related to impairment of long-lived assets of $8.0 million ($4.7 million after tax benefit) and $1.9 million ($1.2 million after tax benefit) for the years ended December 31, 2000 and 2001, respectively.
(b)	Includes charges related to impairment of long-lived assets of discontinued operations of $21.2 million ($19.9 million after tax benefit) and $18.5 million ($12.4 million after tax benefit) for the years ended December 31, 2001 and 2003, respectively, in addition to the items referenced in (a).
(c)	Number of hospitals excludes facilities designated as discontinued operations and facilities under construction. This table does not include any operating statistics for facilities designated as discontinued operations or non-consolidating joint ventures.
(d)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.
(e)	Represents the average number of licensed beds, weighted based on periods owned.
(f)	Available beds are those beds that a facility actually has in use.
(g)	Represents the total number of patients admitted (in the facility for a period in excess of 23 hours) to our hospitals and is used by management and certain investors as a general measure of inpatient volume.
(h)	Adjusted admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue. The adjusted admissions computation “adjusts” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.
(i)	Represents the average number of days admitted patients stay in our hospitals.
(j)	Represents the average number of patients in our hospital beds each day.
(k)	Represents the percentage of hospital available beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.
(l)	EBITDA is defined as earnings before depreciation, amortization, interest expense, interest income, refinancing transaction costs, income tax provision (benefit) and loss from discontinued operations. EBITDA is commonly used by our lenders and investors to assess our leverage capacity, debt service ability and liquidity. Many of our debt agreements use EBITDA, or a modification of EBITDA, in financial covenant calculations. EBITDA is used by management to evaluate financial performance and resource allocation for each facility and for us as a whole. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

A reconciliation of EBITDA to cash provided by operating activities follows (in millions):

	As of and for the Years Ended December 31,					As of and for the Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
EBITDA	$127.2	$344.3	$517.0	$509.7	$596.8	$156.2	$183.3
Interest expense	(61.8)	(127.4)	(135.6)	(133.7)	(113.7)	(32.7)	(27.4)
Interest income	4.9	1.6	1.7	2.7	2.6	0.5	0.9
Non-cash interest expense	1.0	10.3	9.0	9.4	5.8	2.7	1.2
Deferred income tax provision (benefit)	11.8	39.6	83.7	48.3	3.3	(5.9)	(6.3)
Income tax provision	(7.0)	(39.7)	(92.1)	(68.7)	(85.3)	(30.7)	(40.3)
Provision for doubtful accounts	90.1	221.8	255.1	382.9	453.7	112.5	113.0
ESOP expense	7.1	9.3	10.8	8.5	10.3	2.4	3.3
Minority interests	8.2	6.3	13.6	6.7	5.4	1.9	4.6
Equity in (earnings) loss of affiliates	1.4	(14.5)	(21.7)	(25.4)	(20.5)	(5.6)	(10.1)
(Gain) loss on sales of assets	(7.9)	(23.1)	(4.5)	(1.4)	—	(1.0)	0.3
Impairment of long-lived assets	8.0	1.9	—	—	—	—	—
Non-cash stock option expense	0.9	5.6	0.4	0.4	1.1	0.2	0.2
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(103.4)	(175.1)	(315.0)	(449.6)	(497.1)	(161.2)	(171.7)
Inventories and other assets	(22.0)	11.3	(23.1)	(19.5)	(14.0)	2.5	10.8
Accounts payable and other current liabilities	(19.9)	25.0	18.2	43.9	(7.5)	2.3	54.0
Other	33.0	21.1	40.7	49.5	17.1	12.3	10.6

Cash provided by operating activities	$71.6	$318.3	$358.2	$363.7	$358.0	$56.4	$126.4

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “TRI.” The table below sets forth for the periods indicated the quarterly high and low closing sales prices for common stock on the New York Stock Exchange. We have not paid any dividends on our shares of common stock and certain of our indebtedness covenants limit the amount of dividends we are able to pay. Any payment of dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors.

2003	High	Low
First Quarter	$30.68	$24.12
Second Quarter	27.59	20.53
Third Quarter	33.06	24.36
Fourth Quarter	34.74	28.25

2004
First Quarter	$37.45	$29.95
Second Quarter	37.23	30.90
Third Quarter	38.00	31.50
Fourth Quarter	37.37	31.88

2005
First Quarter	$50.10	$36.01
Second Quarter (through June 29, 2005)	56.05	47.32

On June 29, 2005, the closing price of our common stock on the New York Stock Exchange was $53.62 per share. As of May 31, 2005, there were approximately 10,556 holders of record of our common stock. This amount does not include stockholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms and banks.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material United States Federal income and estate tax considerations to a non-U.S. holder (as defined below) with respect to the purchase, ownership and disposition of our common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address United States Federal gift tax consequences or the tax consequences arising under any state, local or foreign law.

This discussion applies only to non-U.S. holders that hold our common stock as a capital asset (generally, property held for investment). This discussion does not address all of the United States Federal income or estate tax consequences that may be important to particular non-U.S. holders in light of their individual circumstances, or the United States Federal or estate tax consequences to certain types of beneficial owners, such as banks and other financial institutions, insurance companies, tax-exempt entities, dealers or traders in securities, holders subject to the United States Federal alternative minimum tax, certain former citizens or residents of the United States, partnerships or other entities classified as partnerships or flow-through entities for United States Federal income tax purposes, certain trusts, hybrid entities, or persons holding our common stock as part of a hedging or conversion transaction, or as part of a straddle or other risk reduction transaction for United States Federal income tax purposes.

As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States Federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, (iii) a partnership, or other entity treated as a partnership, or (iv) an estate or trust that is a United States person as defined in the Code.

If a partnership or other entity treated as a partnership for United States Federal income tax purposes is the beneficial owner of our common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership for United States Federal income tax purposes and partners in such a partnership should consult their tax advisors about the United States Federal, state, local, foreign, and other tax consequences of the acquisition, ownership, and disposition of our common stock.

Prospective purchasers are urged to consult their own tax advisors as to the particular United States Federal tax consequences to them of the acquisition, ownership and disposition of our common stock as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

Distributions on Common Stock

We have not paid any dividends on our common stock, and certain indebtedness covenants limit the amount of dividends we are able to pay. See “Price Range of Common Stock and Dividend Policy.” In the event, however, that we pay dividends on our common stock, such distributions will constitute dividends for United States Federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States Federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. generally will be subject to withholding of United States Federal income tax at the rate of 30%, or if a tax treaty applies, a lower rate specified by the treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of any dividends on our common stock and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to, and procedures for claiming, a reduced rate of withholding under a tax treaty.

If dividends paid with respect to common stock are “effectively connected” with a trade or business of the non-U.S. holder conducted in the United States (and, if a treaty applies, are attributable to a “permanent establishment” maintained by such non-U.S. holder in the United States), the non-U.S. holder can obtain an exemption from withholding tax by providing a properly completed IRS Form W-8ECI (or applicable successor form) prior to the payment of the dividend. Dividends on common stock exempt from the withholding tax as effectively-connected income nevertheless will be subject to a graduated United States Federal income tax on a net income basis as if such amounts were earned by a U.S. person. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States Federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States); in these cases, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated United States Federal income tax rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met; in these cases, the non-U.S. holder will be subject to a flat 30% tax on its net gain, if any, from the sale or other disposition of all such non-U.S. holder’s capital assets sold or otherwise disposed of during the taxable year; or

•	our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for United States Federal income tax purposes at any time during the shorter of (i) the period during which the non-U.S. holder holds our common stock or (ii) the 5-year period ending on the date the non-U.S. holder disposes of our common stock. In general, we would be a USPRHC if interests in U.S. real property comprised the majority of our assets. It is possible that we are, or in the future may become, a USPRHC. Even if we are or were to become a USRPHC, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only in the hands of a non-U.S. holder that owns, or has owned, actually or by attribution, within the five years preceding the sale or disposition of such common stock, more than 5% of our common stock. If we are or were to become a USRPHC and a non-U.S. holder owned, actually or by attribution, more than 5% of our common stock during the period described above, then any gain recognized by that non-U.S. holder on the sale or other disposition of our common stock would be treated as effectively connected with a U.S. trade or business and would be subject to United States Federal income tax at the regular graduated rates and in the manner applicable to U.S. persons.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for United States Federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to United States Federal estate tax.

Information Reporting and Backup Withholding

Treasury regulations require annual reporting to the IRS and to each non-U.S. holder of the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at the applicable rate (currently 28%) on some payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations may be reduced by backup withholding at the applicable rate.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding at the applicable rate, unless the non-U.S. holder certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the sale or other disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding at the applicable rate, unless the non-U.S. holder certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s United States Federal income tax liability, if any, if certain required information is furnished to the IRS in a timely manner. The backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding application of these rules in their particular circumstances.

The foregoing discussion of material United States Federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, non-U.S. holders should consult their own tax advisors as to the particular tax consequences to them of the acquisition, ownership and disposition of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,305,487
Citigroup Global Markets Inc.	745,990
Banc of America Securities LLC	372,995
Goldman, Sachs & Co.	372,995
J.P. Morgan Securities Inc.	242,446
Wachovia Capital Markets, LLC	242,446
Avondale Partners, LLC	111,898
Calyon Securities (USA) Inc.	111,898
Scotia Capital (USA) Inc.	111,898
SunTrust Capital Markets, Inc.	111,898

Total	3,729,951

The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $1.56 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per share to other dealers. After the commencement of this offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$53.62	$199,999,973	$229,999,934
Underwriting discount	$2.614	$9,750,092	$11,212,604
Proceeds, before expenses, to us	$51.006	$190,249,881	$218,787,330

The expenses of the offering, not including the underwriting discount, are estimated at $1,250,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 559,492 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other individuals have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “TRI.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus supplement, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Banc of America Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC, Calyon Securities (USA) Inc., Scotia Capital (USA) Inc. and SunTrust Capital Markets, Inc. are lenders, arrangers and/or agents under our senior secured credit facilities.

LEGAL MATTERS

Legal matters with respect to the validity of the common stock being offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York. Certain legal matters relating to the common stock will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Triad Hospitals, Inc. included in Triad Hospitals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Triad Hospitals, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available on the SEC’s website on the Internet at http://www.sec.gov. This information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference facilities maintained by the SEC in Washington, D.C.

Statements contained in this prospectus supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

We have elected to “incorporate by reference” certain information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for information incorporated by reference that is superseded by information contained in this prospectus supplement or any document we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus supplement. Likewise, any statement in this prospectus supplement or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently file with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 11, 2005;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 6, 2005;

(e)	Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005, filed on May 13, 2005;

(d)	Current Reports on Form 8-K, filed on February 7, 2005, February 11, 2005, March 15, 2005, May 31, 2005, June 14, 2005 and June 28, 2005; and

(e)	Description of our capital stock set forth in our Registration Statement on Form 10/A, filed on April 27, 1999.

We also are incorporating by reference all future reports that we file with the SEC, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of common stock made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024, Attention: Corporate Secretary, telephone number (214) 473-7000.

PROSPECTUS

$800,000,000

TRIAD HOSPITALS, INC.

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time the following types of securities:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

The securities will have an aggregate initial offering price of up to $800,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as a separate series.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Investing in these securities involves risks. You should carefully review the discussion under the heading “ Risk Factors” on page 2 regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “TRI.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is March 31, 2005.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell nor a solicitation of an offer to buy by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, that the information contained in this prospectus is correct as of any time subsequent to its date, or that any information incorporated by reference in this prospectus is correct as of any time subsequent to its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $800,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “should,” “plan,” “hope” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and our future financial condition and results. These factors include, but are not limited to:

•	the highly competitive nature of the health care business;

•	the efforts of insurers and other payers, health care providers and others to contain health care costs;

•	possible changes in the Medicare, Medicaid and other government programs that may further limit reimbursements to health care providers;

•	changes in Federal, state or local regulations affecting the health care industry;

•	the possible enactment of Federal or state health care reform;

•	our ability to attract and retain qualified management and personnel, including physicians and nurses;

•	the departure of key executive officers from Triad;

•	claims and legal actions relating to professional liabilities and other matters;

•	fluctuations in the market value of our common stock;

•	changes in accounting standards;

•	changes in general economic conditions or geopolitical events;

•	future acquisitions, joint venture developments or divestitures which may result in additional charges;

•	our ability to enter into managed care provider arrangements on acceptable terms;

•	the availability and terms of capital to fund the expansion of our business;

•	changes in business strategy or development plans;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	potential adverse impact of known and unknown government investigations;

•	timeliness of reimbursement payments received under government programs; and

•	other risk factors described herein and in any applicable prospectus supplement.

As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus or in any prospectus supplement. We do not undertake any obligation to update publicly or revise any forward-looking statements.

RISK FACTORS

An investment in our securities involves a degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the risk factors and other information included and incorporated by reference in the applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

OUR COMPANY

We are one of the largest publicly owned hospital companies in the United States and provide health care services through hospitals and ambulatory surgery centers that we own and operate in small cities and selected urban markets primarily in the southern, midwestern and western United States. Our hospital facilities include 52 general acute care hospitals and 14 ambulatory surgery centers located in the states of Alabama, Alaska, Arizona, Arkansas, Indiana, Louisiana, Mississippi, Nevada, New Mexico, Ohio, Oklahoma, Oregon, South Carolina, Texas and West Virginia. Included among these facilities is one hospital operated through a 50/50 joint venture that is not consolidated for financial reporting purposes. We are also a minority investor in three joint ventures that own seven general acute care hospitals in Georgia and Nevada. Through our wholly-owned subsidiary, Quorum Health Resources, LLC, we also provide management and consulting services to independent general acute care hospitals located throughout the United States.

Our general acute care hospitals typically provide a full range of services commonly available in hospitals, such as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics, obstetrics, diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, cardiology and physical therapy. Outpatient services also are provided by ambulatory surgery centers that we operate. In addition, some of our general acute care hospitals have a limited number of licensed psychiatric beds and provide psychiatric skilled nursing services.

In addition to providing capital resources and general management, we make available a variety of management services to our health care facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management, internal audit, access to regional managed care networks, resource management, and strategic and business planning.

Our principal executive offices are located at 5800 Tennyson Parkway, Plano, Texas 75024, and our phone number is (214) 473-7000. Our corporate website address is http://www.triadhospitals.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, but not be limited to, working capital, capital expenditures, acquisitions, refinancing of indebtedness and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges(1)	1.2x	1.4x	2.5x	2.1x	2.5x

(1)	Our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $800,000,000 (or the equivalent in one or more foreign currency units) aggregate initial offering price of:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in the form of depositary receipts representing a fraction of a share of preferred stock;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	purchase contracts to acquire any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of the offering. We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. We describe the preferred stock under the heading “Description of Preferred Stock” below.

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our charter, our bylaws and the Delaware General Corporation Law (“DGCL”). Our charter and bylaws are incorporated by reference in the registration statement.

Terms of the Common Stock

As of February 15, 2005, there were 78,595,093 shares of common stock issued and outstanding and 11,341,021 shares of common stock reserved for issuance upon the exercise of options issued and outstanding pursuant to our stock option plans.

Holders of our common stock are entitled to one vote for each share on all matters voted on by the stockholders, and are not entitled to accumulate votes for the election of directors. Subject to any preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to satisfaction of any liquidation preference of preferred stock, if any, then outstanding. Holders of our common stock have no preemptive, conversion or other subscription rights, other than the preferred stock purchase rights described below, and there are no redemption or sinking fund provisions applicable to our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is National City Bank, Shareholder Services Group, P.O. Box 92301, Cleveland, Ohio, 44193-0900.

Preferred Stock Purchase Rights

We have adopted a stockholders’ rights plan, pursuant to which each outstanding share of our common stock is accompanied by one preferred stock purchase right. The rights become operative 10 days after public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of our outstanding common stock, or the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 15% or more of our outstanding common stock. The rights will expire on May 7, 2009, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

If the rights become exercisable, each right entitles the holder to purchase from us one one-thousandth of a share of Series A Preferred Stock at a price of $90 per one one-thousandth of a share, subject to adjustment. Each share of Series A Preferred Stock will be entitled, when, as and if declared, to a preferential quarterly dividend payment in an amount equal to the greater of $10 or 1,000 times the aggregate of all dividends declared per share of our common stock. In the event of our liquidation, dissolution or winding up, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, but will be entitled to an aggregate payment of 1,000 times the payment made per share of our common stock. Each share of Series A Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of our stockholders. In the event of any consolidation, merger, combination or other transaction in which shares of our common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the aggregate amount of stock, securities, cash and/or other property (payable in kind) as the case may be, into which or for which each share of our common stock is changed or exchanged.

In addition, the rights plan allows holders of the rights to purchase shares of the acquiring person’s stock at a discount if we are acquired or 50% or more of our consolidated assets or earnings power is transferred to an acquiring person.

Certain Anti-Takeover Provisions

General. Certain provisions of our charter and the DGCL could make it more difficult to consummate an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to our charter and the DGCL.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.

Business Combinations. We are subject to Section 203 of the DGCL. Section 203 of the DGCL restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by, an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Board of Directors. Our charter provides that the board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as reasonably possible and with the term of each class expiring in a different year. Our charter also provides that the number of directors will be fixed from time to time by action of not less than a majority of the board of directors then in office, but in no event will the number of directors be less than three nor more than 15. Any vacancies (including newly-created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, whether or not they constitute a quorum of directors. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. Under Delaware law, stockholders may remove members of a classified board only for cause.

Stockholder Actions and Special Meetings. Our charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our charter also provides that special meetings of stockholders can be called only by the Chairman of the Board or the Chief Executive Officer, in either of their discretion or at the written request of a majority of the board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by us.

Fair Price Provision. Our charter contains a “fair price” provision, requiring that, in addition to any other vote required by our charter or the DGCL, certain proposed business combinations between a related party (a beneficial owner of 10% or more of the voting power of all of the outstanding shares of our voting stock) and us must be approved by the holders of not less than 85% of the voting power of all of the outstanding shares of voting stock held by stockholders other than the related person, unless fair price and procedural requirements are met or unless the business combination is approved by the affirmative vote of at least 66 2/3% of the continuing directors who are not affiliated with the related party. An amendment of the fair price provision included in our charter requires the approval of 66 2/3% of the directors then in office and the affirmative vote of 85% of the voting power of all of the outstanding shares of our voting stock held by stockholders other than any related person, unless the amendment is approved by 66 2/3% of the continuing directors.

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series or class of preferred stock will describe the specific terms of that series or class, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series or class of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our charter, the applicable certificate of designation for the offered series or class of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement.

General

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series or class voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the DGCL.

Our board of directors is authorized to determine the terms for each series or class of preferred stock, and the prospectus supplement will describe the terms of any series or class of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series or class;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series or class and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the class or series upon our liquidation or winding up;

•	whether or not and on what terms the shares of the series or class will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series or class will be convertible into or exchangeable for other securities;

•	whether depositary shares representing shares of the series or class of preferred stock will be offered and, if so, the fraction of a share of the series or class of preferred stock represented by each depositary share (see “Description of Depositary Shares” below);

•	whether the shares of the series or class of preferred stock will be listed on a securities exchange;

•	if appropriate, any special United States Federal income tax considerations applicable to the series or class; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series or class.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series or class of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior series or class at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior series or class have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series or class as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series or class as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series or class as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series or class as to dividends) unless (i) if that series or class of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Conversion or Exchange

If any series or class of preferred stock will be convertible into, or exchangeable for, other securities or property, the applicable prospectus supplement will state the terms on which shares of that series or class may be converted or exchanged.

Redemption and Sinking Fund

No series or class of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series or class of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series or class of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series or class of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series or class of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series or class of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series or class of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any series or class of preferred stock then outstanding, we may not:

•	increase or decrease the aggregate number of authorized shares of that series or class;

•	increase or decrease the par value of the shares of that series or class; or

•	alter or change the powers, preferences or special rights of the shares of that series or class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series and class, and will be available for subsequent issuance.

No Other Rights

The shares of a series or class of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our charter or the applicable certificate of designation or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series or class of preferred stock will be designated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series or class. In the event that we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series or class of preferred stock) of a share of a particular series or class of preferred stock as described below.

The shares of any series or class of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series or class of preferred stock.

This section summarizes the general terms of the depositary shares that we may offer. The prospectus supplement relating to the depositary shares will describe the specific terms of the depositary shares which may be in addition to or different from the general terms summarized in this section. If any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. When evaluating the depositary shares and preferred stock, you also should refer to the applicable deposit agreement and depositary receipt. The applicable deposit agreement and depositary receipt will be filed as exhibits to the registration statement or incorporated by reference in the registration statement.

Immediately following our issuance of shares of a series or class of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all dividends or other distributions received in respect of the related series or class of preferred stock to the record holders of depositary shares relating to the series or class of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

Redemption of Depositary Shares

If any series or class of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series or class of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series or class of the preferred stock. If we redeem shares of a series or class of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series or class of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series or class of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series or class of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series or class of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series or class of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series or class of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series or class of preferred stock to be withdrawn, the depositary will deliver to the holder upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series or class and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series or class will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series or class then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series or class of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days’ prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series or class of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series or class of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series or class of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series or class of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Liability and Legal Proceedings

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts and other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper persons.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal is to take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series or class of preferred stock are redeemable, the depositary also will act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a Senior Debt Securities Indenture, dated as of May 6, 2004, between us and Citibank, N.A., as trustee, to be supplemented by a supplemental indenture relating to each series of senior debt securities issued thereunder. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture, as supplemented, entered into by us with a financial institution as trustee. Copies of the senior debt securities indenture and a form of subordinated debt securities indenture have been filed as exhibits to the registration statement of which this prospectus is a part. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. When we refer to “Triad,” “we,” “us” or “our” in this section or when we otherwise refer to ourselves in this section, we mean Triad Hospitals, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	the date or dates on which the principal amount and premium, if any, are payable;

•	the interest rate or rates of the debt securities of the series or the method for calculating the interest rate, and the date or dates from which interest will accrue;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•	whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•	whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•	the denominations in which any registered securities of the series are to be issuable;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series and whether the debt securities of the series may be satisfied and discharged other than as provided in the applicable indenture;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•	whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•	whether the debt securities of the series are to be issuable in registered or bearer form and any other terms required to establish a series of bearer securities, including, but not limited to, tax compliance, registration and transfer procedures;

•	if appropriate, any special United States Federal income tax considerations applicable to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Consequences of Operating through Subsidiaries

We hold many of our assets and conduct many of our operations through subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to (i) issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption and (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Conversion or Exchange Rights

Debt securities may be convertible into or exercisable or exchangeable for shares of our common stock, shares of our preferred stock or depositary shares that we are registering under this registration statement, or into or for other of our securities or securities of third parties. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion, exercise or exchange price;

•	the conversion, exercise or exchange period;

•	other provisions regarding the convertibility, exercisability or exchangeability of the debt securities, including whether the conversion, exercise or exchange is at our option or at the option of the holder;

•	events requiring adjustment to the conversion, exercise or exchange price; and

•	provisions affecting conversion, exercise or exchange in the event of our redemption of the debt securities.

Covenants

Provision of Financial Information. We will deliver to the trustee a copy of our reports on Forms 10-K, 10-Q and 8-K and any other reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “Consolidation, Merger and Sale of Assets.”

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may not, in a single transaction or through a series of transactions, (i) consolidate with or merge into any other person or (ii) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to another person, unless,

(a) either:

(x) we are the continuing corporation, or

(y) the person (if other than us) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person expressly assumes our obligations for due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture on our part to be performed or observed; and

(b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default or event of default will have occurred and be continuing.

Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our assets in accordance with the immediately preceding paragraph, the successor person formed by such consolidation or into which we are merged or to which such sale, assignment, conveyance, transfer, lease or disposition is made, will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor had been named as us therein. When a successor assumes all the obligations of its predecessor under the indenture or the debt securities, the predecessor will be released from those obligations; provided that, in the case of a transfer by a lease, the predecessor will not be released from the payment of principal and interest on the debt securities.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by us for any series of debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

All monies paid by us to a paying agent for the payment of principal of and premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Events of Default

Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

•	default for 30 days in payment when due of any interest on any debt security of that series;

•	default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity, upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise;

•	default in the performance, or breach, of any covenant or warranty by us, which default or breach continues for a period of 60 days after we receive written notice specifying the default from the trustee or the holders of at least 25% of the outstanding principal amount of the debt security of that series;

•	certain events of bankruptcy, insolvency or reorganization with respect to us; or

•	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

Each indenture provides that if an event of default other than an event of bankruptcy or insolvency occurs and is continuing with respect to a series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any of the debt securities of that series are original issue discount securities, that portion of the principal amount of the debt securities as may be specified by the terms thereof) of the debt securities of that series to be immediately due and payable.

Each indenture provides that if an event of default due to bankruptcy or insolvency occurs and is continuing, then the debt securities of that series will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of debt securities.

Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of the series may rescind a declaration of default. No such rescission will affect any subsequent default or impair any right consequent thereto.

With respect to each series of debt securities, no holder will have any right to pursue any remedy with respect to the applicable indenture or the debt securities, unless

(a) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding;

(b) the trustee has failed to institute such proceeding within 60 days after receipt of such notice; and

(c) the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of the series.

Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than (i) a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series or (ii) any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

If a default or an event of default occurs and is continuing and is known to the trustee, the trustee will mail to each holder of the debt securities of any series notice of the default or event of default within 10 days after the trustee obtains knowledge of the occurrence thereof. Except in the case of a default or event of default in payment of any debt securities of any series, the trustee may withhold the notice to the holders of the debt securities of any series, if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities of any series. Each indenture provides for us to deliver to the trustee annual statements as to our performance under the indenture.

Amendments and Waivers

The indentures permit us and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities or any related coupons:

•	to evidence the succession of another person to us and the assumption by any such successor of the covenants of us, any applicable guarantor or any other obligor upon the debt securities of any series in the applicable indenture, the debt securities of such series and any applicable guarantee in accordance with “Consolidation, Merger and Sale of Assets;”

•	to add to our covenants or the covenants of any other obligor upon the debt securities of any series for the benefit of the holders of all the debt securities of such series or to surrender any right or power conferred upon us or any other obligor upon the debt securities of any series in the applicable indenture or the debt securities of such series;

•	to cure any ambiguity, or to correct or supplement any provision in the indenture or the debt securities of any series which may be defective or inconsistent with any other provision in the indenture, debt securities or any applicable guarantee of any series or make any other provisions with respect to matters or questions arising under the indenture, debt securities of any series or applicable guarantee; provided that, in each case, such provisions will not adversely affect the interest of the holders of any such debt securities in any material respect;

•	to comply with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add a guarantor under the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

•	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor’s obligations under the applicable indenture, in any property or assets;

•	to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities); provided that, any such addition, change or elimination (A) shall neither (i) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holders of such debt securities with respect to such provisions or (B) shall become effective only when there is no such outstanding debt securities of such series; and

•	to establish the form and terms of debt securities of any series as permitted by the indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Each indenture also permits us and the applicable trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

•	impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

•	reduce the principal amount of outstanding debt securities of any series necessary to modify or amend the indenture;

•	modify the foregoing requirements necessary to waive any covenant or past default, except (i) to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or (ii) to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

•	such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

Discharge and Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge obligations thereunder with respect to the debt securities of any series by delivering to the trustee for cancellation all outstanding debt securities of the series or depositing with the trustee, after the outstanding debt securities have become due and payable, or will become due and payable within one year or will be called for redemption within one year, cash sufficient to pay at stated maturity or redemption all of the outstanding debt securities of the series and all other sums payable under the indenture with respect to the series.

In addition, unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may:

(a) be discharged from our obligations in respect of the debt securities of a series (“discharge and defeasance”), or

(b) cease to comply with specified restrictive covenants in respect of the debt securities of a series (“covenant defeasance”), including those described under “Consolidation, Merger and Sale of Assets”;

and the omission will not be an event of default with respect to the debt securities of that series, in each case at any time prior to the stated maturity or redemption thereof, if we irrevocably deposit with the trustee, in trust:

(i) sufficient funds in the currency or currency unit in which the debt securities are denominated to pay the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series, or

(ii) that amount of direct obligations of, or obligations the principal of, premium, if any, and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of, premium, if any, and interest to stated maturity or redemption on, the debt securities of that series.

The discharge and defeasance and covenant defeasance described above are effective only if, among other things, we deliver an opinion of counsel to the effect that (i) we have met all of the conditions precedent to the defeasance and the holders of the debt securities of the series will not recognize income, gain or loss for United States Federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner as if no defeasance had occurred and (ii) in the case of discharge and defeasance, the opinion as to tax consequences is based upon an Internal Revenue Service ruling or a change in applicable Federal income tax law.

Upon the discharge and defeasance, the holders of the debt securities of the series will no longer be entitled to the benefits of the applicable indenture, except for the purposes of registration of transfer and exchange of the debt securities of the series and replacement of lost, stolen or mutilated debt securities and may look only to the deposited funds or obligations for payment.

The Trustees under the Indentures

The trustees under the indentures, and/or one or more of their respective affiliates, may be lenders under our credit agreements and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates. Each trustee will be permitted to engage in other transactions with us and/or our subsidiaries and affiliates. However, if any trustee acquires any conflicting interest, as defined in the Trust Indenture Act, it must eliminate the conflict or resign.

The trustees will perform only those duties that are specifically set forth in the indentures, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, a trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if appropriate, a discussion of any special United States Federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or preferred stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe, among other things, the material terms of any purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States Federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts. The applicable purchase contract and purchase contract certificates will be filed as exhibits to or incorporated by reference in the registration statement.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, a discussion of any special United States Federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors through agents or dealers. Any underwriter, agent or dealer involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We also reserve the right to sell securities directly to investors in those jurisdictions where we are authorized to do so. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement. If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us for certain expenses.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount or offering price of the securities sold pursuant to delayed delivery contracts will not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be entered into include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to approval by us.

The securities also may be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions, if commenced, may be discontinued by the underwriters at any time.

One or more of the underwriters, dealers or agents, and/or one or more of their respective affiliates, may be a lender under our credit agreement and may provide other commercial banking, investment banking and other services to us and/or our subsidiaries and affiliates in the ordinary course of business.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Securities and Exchange Commission’s website on the Internet at http://www.sec.gov. This information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, at the public reference facilities maintained by the Securities and Exchange Commission in Washington, D.C.

Statements contained in this prospectus, in any prospectus supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to, or incorporated by reference in, the registration statement, each statement being qualified in all respects by such reference.

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus, any applicable prospectus supplement or any document we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any applicable prospectus supplement or any document that we subsequently file with the Securities and Exchange Commission that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We incorporate by reference the following documents that we have previously filed with the Securities and Exchange Commission (other than information in such documents that is deemed not to be filed):

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b) Current Report on Form 8-K, dated February 7, 2005;

(c) Current Report on Form 8-K, dated February 11, 2005; and

(d) Description of our capital stock set forth in our Registration Statement on Form 10 dated March 15, 1999.

We also are incorporating by reference all future reports that we file with the Securities and Exchange Commission, including any reports that we file after the date of the initial registration statement and before the registration statement becomes effective, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of the securities made hereby (other than information in such documents that is deemed not to be filed).

We will provide without charge to each person to whom a copy of this prospectus has been delivered, on the written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus other than exhibits to these documents, unless the exhibits are also specifically incorporated by reference herein. Requests for copies should be directed to Triad Hospitals, Inc., 5800 Tennyson Parkway, Plano, Texas 75024, Attention: Corporate Secretary, telephone number (214) 473-7000.

LEGAL MATTERS

Legal matters with respect to the validity of the securities being offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

EXPERTS

The consolidated financial statements of Triad Hospitals, Inc. appearing in Triad Hospitals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004, and Triad Hospitals, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

3,729,951 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

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June 29, 2005